Exhibit (c)(1)
March 20, 2006
The Special Committee of the Board of Directors
Kerzner International Limited
Executive Offices, Coral Towers
Paradise Island, The Bahamas
Members of the Special Committee of the Board of Directors:
You have requested our opinion as to the fairness, from a financial point of view, to the holders of ordinary shares, par value $0.001 per share (the “Company Ordinary Shares”), of Kerzner International Limited (the “Company”) (other than Solomon Kerzner, Howard B. Kerzner, Istithmar PJSC and their affiliates and any other holder who will contribute Company Ordinary Shares to the Merger Partner referred to below (collectively, the “Shareholder Group”)) of the consideration to be received by such holders in the proposed merger (the “Merger”) of the Company with K-Two Subco Limited (the “Merger Subsidiary”), a wholly-owned subsidiary of K-Two Holdco Limited (the “Merger Partner”). Pursuant to the Agreement and Plan of Merger, dated as of March 20, 2006 (the “Agreement”), by and among the Company, the Merger Partner and the Merger Subsidiary, the Company will become a wholly-owned subsidiary of the Merger Partner, and each outstanding Company Ordinary Share, other than Company Ordinary Shares (i) held in treasury, (ii) owned by the Merger Partner (including Company Ordinary Shares to be contributed to the Merger Partner by the Shareholder Group), the Merger Subsidiary or any wholly-owned subsidiary of the Company and (iii) held by holders properly electing dissenter’s rights under Bahamian law, will be converted into the right to receive $76.00 per share in cash.
In arriving at our opinion, we have (i) reviewed the Agreement; (ii) reviewed the Financing Commitments, the Equity Rollover Commitments, the Istithmar Equity Rollover Commitment, the Voting Agreement, the Side Letter and the Cooperation Agreements, each as defined in the Agreement; (iii) reviewed certain publicly available business and financial information concerning the Company and the industries in which it operates; (iv) compared the proposed financial terms of the Merger with the publicly available financial terms of certain transactions involving companies we deemed relevant and the consideration received for such companies; (v) compared the financial and operating performance of the Company with publicly available information concerning certain other companies we deemed relevant and reviewed the current and historical market prices of the Company Ordinary Shares and certain publicly traded securities of such other companies; (vi) reviewed certain internal financial analyses and forecasts prepared by the management of the Company relating to its business; and (vii) performed such other financial studies and analyses and considered such other information as we deemed appropriate for the purposes of this opinion.
In addition, we have held discussions with certain members of the management of the Company with respect to certain aspects of the Merger, and the past and current business operations of the Company, the financial condition and future prospects and operations of the Company, and certain other matters we believed necessary or appropriate to our inquiry.
In giving our opinion, we have relied upon and assumed, without assuming responsibility or liability for independent verification, the accuracy and completeness of all information that was publicly available or was furnished to or discussed with us by the Company or otherwise reviewed by or for us. We have not conducted or been provided with any valuation or appraisal of any assets or liabilities, nor have we evaluated the solvency of the Company or the Merger Partner under any state, federal or foreign laws relating to bankruptcy, insolvency or similar matters. Our financial analyses which form the basis of our opinion were performed in reliance upon the base case and upside case financial analyses and forecasts provided to us by management of the Company. In relying on such analyses and forecasts, we have assumed that they have been reasonably prepared based on assumptions reflecting the best currently available estimates and judgments by management as to the expected future results of operations and financial condition of the Company to which such analyses or forecasts relate. We express no view as to such analyses or forecasts or the assumptions on which they were based. We have also assumed that the Merger and the other transactions contemplated by the Agreement will be consummated as described in the Agreement. We have relied as to all legal matters relevant to rendering our opinion upon the advice of counsel. We have further assumed that all material governmental, regulatory or other consents and approvals necessary for the consummation of the Merger will be obtained without any adverse effect on the Company.
Our opinion is necessarily based on economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. It should be understood that subsequent developments may affect this opinion and that we do not have any obligation to update, revise, or reaffirm this opinion. Our opinion is limited to the fairness, from a financial point of view, of the consideration to be received by the holders of the Company Ordinary Shares (other than the Shareholder Group) in the proposed Merger and we express no opinion as to the fairness of the Merger to, or any consideration of, the holders of any other class of securities, creditors or other constituencies of the Company or as to the underlying decision by the Company to engage in the Merger.
We note that we were not authorized to and did not solicit any expressions of interest from any other parties with respect to the sale of all or any part of the Company or any other alternative transaction prior to the execution of the Agreement, but that we have been so authorized for a limited period of time following the execution of the Agreement, subject to the terms, conditions and procedures set forth therein.
We have acted as financial advisor to the Company with respect to the proposed Merger and are receiving a fee from the Company for our services, a portion of which was paid upon our engagement and a portion of which will be payable upon our delivery of this opinion. We may also receive a fee upon the consummation of an alternate transaction involving the Company, if any, based upon its value. In addition, the Company has agreed to indemnify us for certain liabilities arising out of our engagement. Please be advised that the Company has been a client of ours since 2002, and since that time we and our affiliates: (i) acted as a joint bookrunner on a $400 million issuance of Senior Subordinated Notes of the Company in September 2005; (ii) structured, arranged and acted as Administrative Agent for the Company’s $500 million revolving credit facility in July 2004, which facility was replaced in September 2005 with a $650 million revolving credit facility that we and our commercial bank affiliate also arranged and acted as Administrative Agent; and (iii) acted as a co-manager on a $230 million Convertible Senior Subordinated Notes offering of the Company in 2004. In addition, in July 2005, we acted as exclusive financial advisor to BLB Investors, a consortium including the Company, on its acquisition of the US gaming assets of Wembley, Inc. We and our affiliates have no other financial advisory or other material relationships with the Company or the Merger Partner. In the ordinary course of our businesses, we and our affiliates may actively trade the debt and equity securities of the Company for our own account or for the accounts of customers and, accordingly, we may at any time hold long or short positions in such securities.
On the basis of and subject to the foregoing, it is our opinion as of the date hereof that the consideration to be received by the holders of the Company Ordinary Shares (other than the Shareholder Group) in the proposed Merger is fair, from a financial point of view, to such holders.
This letter is provided to the Special Committee of the Board of Directors of the Company in connection with and for the purposes of its evaluation of the Merger. This opinion does not constitute a recommendation to any shareholder of the

Company as to how such shareholder should vote with respect to the Merger or any other matter. This opinion may not be disclosed, referred to, or communicated (in whole or in part) to any third party for any purpose whatsoever except with our prior written approval. This opinion may be reproduced in full in any proxy or information statement mailed to shareholders of the Company but may not otherwise be disclosed publicly in any manner without our prior written approval.
Very truly yours,
/s/ J.P. MORGAN SECURITIES INC.
J.P. MORGAN SECURITIES INC.